EXHIBIT 99.1

ENERGYSOUTH, INC.
P. O. Box 2607
Mobile, AL 36652

Date: November 5, 2004	Contact: Charles P. Huffman

Release: Immediately	Phone: 251-476-2720

EnergySouth, Inc. reports 2004 fiscal year earnings and announces declaration of dividend

The Board of Directors of EnergySouth, Inc., at a meeting held October 30, 2004, declared a quarterly dividend on the outstanding Common Stock of $0.20 per share to be paid January 1, 2005 to holders of record as of December 15, 2004.

EnergySouth, Inc. today reported earnings for the fiscal year ended September 30, 2004, of $12,568,000, or $1.60 per diluted share, as compared to earnings for fiscal year 2003 of $11,135,000, or $1.45 per diluted share. The 10% increase in earnings per share is attributable to increased earnings from EnergySouth’s natural gas distribution and natural gas storage business segments. All per share amounts have been restated to reflect the three-for-two stock split effective September 2, 2004.

EnergySouth’s natural gas distribution business contributed increased earnings per share of $0.09 during fiscal 2004 primarily from its Mobile Gas Service Corporation subsidiary. Mobile Gas’ earnings were positively impacted by an increase in margins (gas revenues less cost of gas and related taxes) as a result of the rate adjustment which became effective December 1, 2003 under the Rate Stabilization and Equalization ratemaking methodology used by Mobile Gas. Earnings were also positively impacted by temperature-sensitive customers’ gas consumption, which increased when adjusted for weather during the heating season of fiscal year 2004. Increased margins from the rate increase and increase in usage were partially offset by a decline in volumes transported to industrial customers due to increased gas prices and general economic conditions. Also offsetting the positive impact from increased margins was an increase in depreciation expense due to additional plant placed in service, and a 1% increase in operating and maintenance expenses.

EnergySouth’s natural gas storage business, operated by Bay Gas Storage Company, Ltd., contributed increased earnings per share of $0.07 for the year ended September 30, 2004. The positive Bay Gas earnings contribution was due primarily to increased storage revenues associated with the commencement of operations of a second underground natural gas storage cavern in April 2003. The increased storage revenues were partially offset by additional operations and maintenance costs, depreciation expense and property taxes due to the completion of the second storage cavern.

Earnings from other business operations, which include merchandise sales, service and financing, decreased $0.01 per share as compared to fiscal year 2003 due primarily to a decrease in interest income from financing activities, additional provisions for bad debts and increased operating expenses related to merchandise sales.

The Company reported net income of $0.10 and $0.15 per share, respectively, for the fourth quarters ended September 30, 2004 and 2003. The decrease in earnings for the current year quarter is due primarily to decreased earnings of $0.06 from Mobile Gas’ distribution business. Mobile Gas’ earnings during the fourth quarter were impacted by several unusual events. Margins declined approximately $0.03 as a result of an adjustment to reduce earnings under Mobile Gas’ RSE ratemaking mechanism such that the return on average equity, as calculated for RSE purposes, equals the midpoint of the allowed return range. This adjustment will be refunded to customers during fiscal year 2005. Mobile Gas’ service area was impacted by Hurricane Ivan in September 2004 which resulted in a decline in margins due to decreased volumes transported to industrial customers and an increase in operations and maintenance expenses. Operations and maintenance expenses also increased as a result of an unusually high level of repairs and maintenance on mains during the fourth quarter of fiscal 2004. Additionally, Mobile Gas’ earnings were impacted by an increase in depreciation expense during the fourth quarter of fiscal 2004. EnergySouth’s storage operations contributed increased earnings of $0.01 per share during the current year quarter due primarily to additional revenues realized from a contract entered into subsequent to the fourth quarter of fiscal 2003 which fully contracted the second cavern on a firm basis. Additional revenues associated with short-term storage agreements in September 2004 also contributed to the increased earnings for EnergySouth’s storage operations. Earnings from other operations during the fourth quarter of fiscal 2004 did not change significantly from the same prior year period.

EnergySouth, Inc. is the holding company for a family of energy businesses. Mobile Gas purchases, sells, and transports natural gas to approximately 100,000 residential, commercial, and industrial customers in Mobile, Alabama and surrounding areas. The company also provides merchandise sales, service, and financing. MGS Storage Services is the general partner of Bay Gas, a limited partnership that provides underground storage and delivery of natural gas for Mobile Gas and other customers. EnergySouth Services engages in contract and consulting work for other utilities and industrial customers. Southern Gas Transmission is engaged in the intrastate transportation of natural gas.

ENERGYSOUTH, INC.
FINANCIAL RESULTS
(in thousands, except per share data)

Twelve months ended September 30,	2004	2003
Operating Revenues	$115,972	$99,615
Operating Expenses	$87,175	$73,957
Net Income	$12,568	$11,135
Basic Earnings Per Common Share	$1.62	$1.47
Diluted Earnings Per Common Share	$1.60	$1.45

Three months ended September 30,	2004	2003
Operating Revenues	$19,415	$17,715
Operating Expenses	$16,006	$13,650
Net Income	$830	$1,216
Basic Earnings Per Common Share	$0.10	$0.16
Diluted Earnings Per Common Share	$0.10	$0.15

NOTE:	All references to per share amounts have been restated to reflect the three-for-two common stock split effective September 2, 2004.